SECURITIES COLLATERAL PLEDGE AGREEMENT

SECURITIES COLLATERAL PLEDGE AGREEMENT dated as of August 30, 2002 (this "Agreement") by and between GREEN MOUNTAIN COFFEE ROASTERS, INC., a Vermont corporation having its chief executive offices at 33 Coffee Lane, Waterbury, Vermont 05676 (the "Pledgor"), and FLEET NATIONAL BANK, a national banking association organized under the laws of the United States of America with an address of Mail Stop NH DE 01102A, 1155 Elm Street, Manchester, New Hampshire 03101 (the "Agent"), acting in its capacity as agent for itself and the other banking institutions (collectively, the "Lenders") that are or may become parties to a certain Credit Agreement dated as of the date hereof (the "Credit Agreement") among the Pledgor, Green Mountain Coffee Roaster Franchising Corporation, the Borrowers (as defined below), the Agent, and the Lenders.

WHEREAS, the Pledgor is the direct legal and beneficial owner of the issued and outstanding shares of capital stock of each of the entities listed on Schedule 2 (each, an "Issuer" and collectively, the "Issuers");

WHEREAS, the Pledgor has requested that the Lenders and the Agent enter into the Credit Agreement pursuant to which the Lenders will make Loans and extend other credit to the Borrowers on the terms and subject to the conditions set forth therein;

WHEREAS, the Lenders and the Agent are unwilling to enter into the Credit Agreement unless the Pledgor executes and delivers this Agreement and grant the pledges and security interests as herein provided, for the benefit of the Lenders and the Agent; and

WHEREAS, the Pledgor wishes to grant pledges and security interests in favor of the Agent, for the benefit of the Lenders and the Agent, as herein provided;

NOW, THEREFORE, in consideration of the premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1.  Definitions; Interpretation.

1.01  Defined Terms Generally.  Capitalized terms used without definition herein (including those terms used in the premises set forth above) or in any certificate, report or other document delivered pursuant hereto, but defined in the Credit Agreement, shall have the meanings ascribed to such terms in the Credit Agreement. Except as otherwise defined herein or in the Credit Agreement, terms which are defined in the NH UCC (as defined below), shall have the meanings ascribed to such terms in the NH UCC; provided, however, that if a term is defined in Article 9 of the NH UCC differently than in another Article thereof, the term shall have the meaning set forth in Article 9.

1.02  Terms Defined in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth below:

"Additional Securities" shall have the meaning set forth in clause (b) of Article 2.

"Agent" shall have the meaning set forth in the Preamble.

"Agreement" shall have the meaning set forth in the Preamble.

"Borrowers" means, collectively, Green Mountain Coffee Roasters, Inc. and Green Mountain Coffee Roasters Franchising Corporation

"Cash Collateral" shall have the meaning set forth in Section 3.05(b)

"Cash Collateral Account" shall have the meaning set forth in Section 3.05(b).

"Credit Agreement" shall have the meaning set forth in the Preamble.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Issuers" shall have the meaning set forth in the Preamble.

"Issuer" shall have the meaning set forth in the Preamble.

"Lenders" shall have the meaning set forth in the Preamble.

"NH UCC" means the Uniform Commercial Code in effect in the State of New Hampshire, provided, that if by reason of mandatory provisions of law, matters pertaining to the perfection or non-perfection of the security interest in any Securities Collateral, the effect of such perfection or non-perfection, or the availability of any remedy hereunder, is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New Hampshire, "NH UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to the matters so governed.

"Obligations" means the obligations of the Borrowers under the Credit Agreement.

"Pledged Securities" means the Scheduled Securities, any Additional Securities, and all other Investment Property at any time pledged or required to be pledged hereunder.

"Pledgor" shall have the meaning set forth in the Preamble.

"Scheduled Securities" shall have the meaning set forth in clause (a) of Article 2.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Collateral" shall have the meaning set forth in Article 2.

"Time Deposits" shall have the meaning set forth in Section 3.05(b).

"Uniform Commercial Code" means, in reference to any jurisdiction, the Uniform Commercial Code as adopted and in effect in such jurisdiction.

1.03  Matters of Interpretation and Construction.

(a)  The language of this Agreement, having been negotiated by the parties hereto, shall not be construed against any party hereto by reason of the extent to which such party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

(b)  Use of the singular shall be deemed to include the plural and use of the plural shall be deemed to include the singular. Use of any gender shall be deemed to include all other genders.

(c)  A reference to any law, agreement or other document includes any amendment or modification to such law, agreement or document.

(d)  A reference to any Person includes its successors and permitted assigns.

(e)  Unless the context clearly requires otherwise, reference to a particular (i) "Article" or "Section" refers to the corresponding article or section of this Agreement and (ii) "subsection" refers to the corresponding subsection of the section of this Agreement in which such reference is made.

(f)  Unless the context clearly requires otherwise, use of the word "including" shall mean "including, without limitation"; use of the words "and" and "or" shall in each case mean "and/or."

Article 2.  Grant of Security. As security for the prompt and unconditional payment and performance of the Obligations, and for the benefit of the Agent and the Lenders, the Pledgor hereby pledges, assigns and transfers to the Agent, and grants the Agent a security interest in, all of the Pledgor's right, title and interest in and to the following, whether now owned or hereafter acquired, and all proceeds thereof (collectively, the "Securities Collateral"):

(a)  the securities owned by the Pledgor on the date hereof as described in Schedule 2 hereto (the "Scheduled Securities"), the certificates representing the Scheduled Securities, and all distributions or other property (regardless of form) at any time received, receivable or otherwise distributed (whether by dividend or distribution, or upon the consolidation, merger, recapitalization, reclassification or liquidation of the issuer, or otherwise) in respect of or in exchange for any or all of the Scheduled Securities, and all other financial assets, investment property and monies owned by the Pledgor and relating thereto;

(b)  all additional securities of any Issuer of the Scheduled Securities from time to time acquired by the Pledgor in any manner ("Additional Securities"), the certificates representing such Additional Securities, and all distributions or other property (regardless of form) at any time received, receivable or otherwise distributed (whether by dividend or distribution, or upon the consolidation, merger, recapitalization, reclassification or liquidation of the issuer, or otherwise) in respect of or in exchange for any or all of the such Additional Securities, and all other financial assets, investment property and monies owned by the Pledgor and relating thereto; and

(c)  the Cash Collateral Account and all of the Cash Collateral.

Notwithstanding anything to the contrary stated herein, the term "Securities Collateral" shall not include income or proceeds received by the Pledgor to the extent that the Pledgor is expressly permitted to retain such income or proceeds under Article 4.

Article 3.   Delivery and Control; Financing Statements.

3.01  Certificated Securities. With respect to Pledged Securities that are certificated securities, the Pledgor shall deliver to the Agent the original certificates representing same accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent, to be held by the Agent as pledgee upon the terms and conditions set forth in this Agreement.

3.02  Uncertificated Securities. With respect to Pledged Securities that are uncertificated securities, the Pledgor shall, pursuant to an agreement in form and substance satisfactory to the Agent, at the Agent's option either (i) cause the Issuer to agree to comply with instructions from the Agent as to such securities, without further consent of the Pledgor, or (ii) arrange for the Agent to become the registered holder (as pledgee) of such Uncertificated Securities. The Agent agrees with the Pledgor that the Agent will not give any instructions of the nature contemplated by clause (i) above unless an Event of Default has occurred and is continuing, or if after giving effect to the investment represented by such Pledged Securities, an Event of Default would occur.

3.03  Additional Securities. If the Pledgor shall acquire by purchase, stock dividend or otherwise any Additional Securities at any time or from time to time after the date hereof, the Pledgor will forthwith notify the Agent of such acquisition and shall immediately take such action with respect to such Additional Securities as is required under Section 3.01 or 3.02, as the case may be. The Pledgor authorizes the Agent to attach as Schedule 2 hereto from time to time an updated list of the Pledged Securities (including the Issuers thereof) then pledged with the Agent hereunder.

3.04  Securities Collateral Held By Intermediaries. If any Pledged Securities, whether certificated or uncertificated, or other Securities Collateral, now held or hereafter acquired by the Pledgor are held by the Pledgor or its nominee through a securities intermediary, the Pledgor shall promptly notify the Agent of such fact and, at the request and option of the Agent, (a) cause any certificates representing such Pledged Securities to be delivered to the Agent in accordance with Section 3.01, or (b) pursuant to an agreement in form and substance satisfactory to the Agent, either (i) cause such securities intermediary to agree to comply with entitlement orders or other instructions from the Agent to such securities intermediary as to such Pledged Securities or other Securities Collateral without further consent of the Pledgor or such nominee, or (ii) arrange for the Agent (as pledgee) to become the entitlement holder with respect to such Pledged Securities or other Securities Collateral, with the Pledgor being permitted, only with the consent of the Agent, to exercise rights to withdraw or otherwise deal with such Pledged Securities or other Securities Collateral. The Agent agrees with the Pledgor that the Agent will not give any such entitlement orders, instructions or directions to any securities intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by the Pledgor, unless an Event of Default has occurred and is continuing, or if after giving effect to the investment or exercise of withdrawal or dealing rights, an Event of Default would occur.

3.05  Dividends, Distributions, Etc.

(a)  Except to the limited extent provided in Article 4 hereof, all sums of money and property paid or distributed in respect of the Pledged Securities, whether as a dividend or upon a liquidation, dissolution, recapitalization or reclassification of the issuer, or otherwise, that are received by the Pledgor shall be paid over and delivered to the Agent and held or applied, as the case may be, as provided in subsection (b) below. The Pledgor agrees to promptly endorse, assign and deliver such items to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time request.

(b) All sums of cash or cash equivalents that are delivered to the Agent pursuant to this Section 3.05 shall be applied to pay the Obligations, or if the Obligations are not then due and payable, shall be deposited into an interest bearing account with the Agent (the "Cash Collateral Account") and held by the Agent as security for the payment and performance in full of the Obligations. All other items of property delivered to the Agent pursuant to this Article 3 shall be held by the Agent as security for the payment and performance in full of the Obligations. Some or all of the funds from time to time in the Cash Collateral Account may be invested in time deposits, including, without limitation, certificates of deposit issued by the Agent (such certificates of deposit or other time deposits being hereinafter referred to, collectively, as "Time Deposits"), that are satisfactory to the Agent after consultation with the Pledgor, provided that, in each such case, arrangements satisfactory to the Agent are made and are in place to perfect and to ensure the first priority status of the security interest of the Agent therein. Interest earned on the Cash Collateral Account and on the Time Deposits, and the principal of the Time Deposits at maturity that is not invested in new Time Deposits, shall be deposited in the Cash Collateral Account. The Cash Collateral Account, all sums from time to time standing to the credit of the Cash Collateral Account, all Time Deposits, all instruments or other writings evidencing Time Deposits, and all proceeds of any of the foregoing, are hereinafter referred to as the "Cash Collateral".

(c)  Except as otherwise expressly provided in Article 12, the Pledgor shall have no right to withdraw sums from the Cash Collateral Account, to receive any of the Cash Collateral or to require the Agent to part with possession of any instruments or other writings evidencing any Time Deposits.

3.06  Items Held in Trust. All items required to be paid or delivered to the Agent under this Article 3 shall, until so paid or delivered to the Agent, be held in trust for the benefit of the Agent and the Lenders, as security for the payment and performance in full of the Obligations.

3.07  Authorization to File Financing Statements and Take Other Action. The Pledgor hereby irrevocably authorizes the Agent at any time and from time to time to sign (if required) and file in any appropriate filing office, wherever located, any financing statement that (a) describes the Securities Collateral in a manner consistent with Article 2 hereof, and (b) contains any other information required by Part 5 of Article 9 of the Uniform Commercial Code of the applicable jurisdiction for the sufficiency or filing office acceptance of any financing statement, including whether the Pledgor is an organization, the type of organization and any organization identification number issued to the Pledgor. The Pledgor also authorizes the Agent to file a copy of this Agreement in lieu of a financing statement, and to take any and all actions required by any earlier versions of the Uniform Commercial Code or by any other applicable law. The Pledgor shall provide the Agent with any information the Agent shall reasonably request in connection with any of the foregoing.

Article 4.  Dividends; Voting.

4.01  So long as no Event of Default shall have occurred and be continuing (or would occur as a result of such payment), the Pledgor shall be entitled to receive all cash dividends and distributions paid in respect of the Pledged Securities without delivering such sums to the Agent or depositing such sums in the Cash Collateral Account, to vote and exercise any and all other voting and consensual rights with respect to the Pledged Securities and to give consents, waivers or ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would violate or be inconsistent with any of the terms of this Agreement or the other Lender Agreements or which could reasonably be expected to adversely affect the interest of the Agent in the Securities Collateral. The Agent shall execute and deliver to the Pledgor such proxies and other instruments as may be reasonably necessary to permit the Pledgor to exercise such rights.

4.02  Following the occurrence and during the continuance of an Event of Default, or if the payment proposed to made would result in an Event of Default, (i) the Pledgor's rights under Section 4.01 shall immediately cease, (ii) all cash dividends and other distributions in respect of the Pledged Securities shall be deposited to the Cash Collateral Account in accordance with the provisions of Article 3, and (iii) the Agent (as pledgee) shall have the right to vote, and to give consents, waivers and ratifications with respect to, the Pledged Securities upon notice to the Pledgor of the Agent's intent to exercise such right. If the Agent elects not to exercise such rights, the Pledgor may continue to exercise such rights, provided that the Pledgor shall not take any vote or other action with respect to such Pledged Securities that could reasonably be expected to have an adverse effect on the interest of the Agent in the Securities Collateral, and if so directed by the Agent in writing, shall vote or take such other action as directed by the Agent.

Article 5.  Representations, Warranties and Covenants of Pledgor. For so long as this Agreement shall remain in effect, the Pledgor represents, warrants and covenants to and with the Agent and the Lenders as follows:

5.01  The Pledgor has the requisite power, authority and legal right to execute, deliver and perform its obligations under this Agreement and to pledge and grant a security interest in all of the Securities Collateral. The execution, delivery and performance of this Agreement, and the pledge of and granting of a security interest in the Securities Collateral hereunder, have been duly authorized by all necessary corporate or other action of the Pledgor and do not contravene (i) any law, rule or regulation, (ii) any provision of the Pledgor's charter documents or by-laws, (iii) any judgment, decree or order of any arbitrator, court or other adjudicatory or regulatory body or (iv) any agreement or instrument to which the Pledgor is a party or by which it or any of its property is bound or affected or constitute a default thereunder.

5.02  Except as set forth on Schedule 5.02, the Pledgor is the owner, legally, beneficially and of record, of all of the Scheduled Securities free of any Encumbrances, except for Encumbrances specifically permitted under the terms of the Credit Agreement. All of the Scheduled Securities have been duly and validly issued, and are fully paid and nonassessable.

5.03  The Pledgor covenants that, with respect to any Additional Securities that it may pledge to the Agent in the future, at the time of such pledge, (a) the Pledgor will be the legal, beneficial and record owner of such Additional Securities free of any Encumbrances, except as set forth on Schedule 5.02 and for Encumbrances specifically permitted under the terms of the Credit Agreement, (b) the Pledgor will have the requisite legal right, power and authority to pledge same to the Agent hereunder and (c) all such Additional Securities shall be duly and validly issued, and will be fully paid and nonassessable.

5.04  Schedule 2 accurately sets forth as to each Issuer of Scheduled Securities (i) the total number of issued and outstanding securities of such Issuer and (ii) the total number of such securities that have been pledged hereunder.

5.05  Upon execution and delivery of the Lender Agreements by the parties thereto and the delivery by the Pledgor of the Scheduled Securities and related certificates to the Agent accompanied by instruments of transfer or assignment duly executed in blank in form and substance satisfactory to the Agent or, if a security interest in any of the Securities Collateral may not under applicable law be perfected by possession, then upon the filing of appropriate financing statements, the Agent will obtain a valid first lien on, and perfected security interest in, the Securities Collateral and the proceeds thereof, subject to no prior Encumbrance, except as set forth on Schedule 5.02.

5.06  The Pledgor will defend the security interest of the Agent in the Securities Collateral against the competing claims and demands of all other Persons, other than claims or demands related to Encumbrances specifically permitted under the terms of the Credit Agreement.

5.07  Except as may be permitted by the Credit Agreement, and as required by the Agreements set forth on Schedule 5.02, the Pledgor will not (a) sell or otherwise dispose of, grant any option with respect to, or mortgage, pledge (except pursuant to this Agreement) or otherwise encumber any of the Securities Collateral, any shares in the capital stock of any Issuer, or any membership or other ownership interest therein, or (b) consent to or approve the issuance of (i) any additional shares of any class of capital stock of any Issuer, or the issuance of any membership or other ownership interest in any Issuer; (ii) any securities convertible voluntarily by the holder thereof or automatically upon the occurrence or nonoccurrence of any event or condition into, or exchangeable for, any such shares or interests; or (iii) any warrants, options, rights, or other commitments entitling any person to purchase or otherwise acquire any such shares or interests.

5.08  The Pledgor, at its sole cost and expense, will execute and deliver all such instruments, and take all such other action as the Agent from time to time may reasonably request, in order to further effectuate the purposes of this Agreement and to carry out the terms hereof.

Article 6.  Remedies Upon Event of Default.

6.01  Remedies in General. Subject to the Agreements set forth on Schedule 5.02, upon the occurrence and during the continuance of an Event of Default, the Agent shall be entitled to exercise all of its rights, powers and remedies (whether vested in it by this Agreement, the other Lender Agreements or by law) for the protection and enforcement of its rights in respect of the Securities Collateral, and the Agent shall be entitled, without limitation, to exercise the following rights and remedies (in addition to the rights and remedies of a secured party under the NH UCC), which rights and remedies the Pledgor hereby agrees are commercially reasonable:

(a)  to cause the Pledged Securities and any other securities constituting Securities Collateral to be transferred into its own name or the name(s) of its nominee(s) or successor(s) in interest on the books of the issuer of such Pledged Securities or other securities;

(b)  to collect, receive and hold as Cash Collateral for the Obligations (or apply the same to any Obligation) all dividends, distributions and other income on the Pledged Securities and the other Securities Collateral;

(c)  to vote all or any part of the Pledged Securities (whether or not transferred into the name of a Person other than the Pledgor pursuant to clause (a)) and give all consents, waivers and ratifications in respect of the Securities Collateral and otherwise act with respect thereto as though the Agent was the outright owner thereof;

(d)  to demand, sue for, collect or make any compromise or settlement the Agent deems suitable in respect of any Securities Collateral;

(e)  subject to applicable law, at any time or from time to time to sell, assign and deliver, or grant options to purchase, all or any part of the Securities Collateral, or any interest therein in accordance with the provisions of Section 6.02;

(f)  to set off against the Obligations any and all sums deposited with the Agent or held by it, including without limitation, any sums or financial assets standing to the credit of the Cash Collateral Account and any Time Deposits issued by the Agent.

The Agent may enforce its rights hereunder without any other notice and without compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise (all of which are hereby expressly waived by the Pledgor, to the fullest extent permitted by law).

6.02  Sale of Securities Collateral.

(a)  In the event of any disposition of the Securities Collateral as provided in Section 6.01(e), the Agent shall give to the Pledgor at least ten (10) days' prior written notice of the time and place of any public sale of the Securities Collateral or of the time after which any private sale or any other intended disposition is intended to be made. The Pledgor hereby acknowledges that ten (10) days' prior written notice of such sale or sales constitutes reasonable notice. If any of the Securities Collateral is sold by the Agent upon credit or for future delivery, the Agent shall not be liable for the failure of the purchaser to pay for the same and in such event the Agent may resell such Securities Collateral. At any public sale of Securities Collateral, unless prohibited by applicable law, the Agent or any holder of the Obligations may bid for and purchase all or any part of the Securities Collateral so sold free from any such right or equity of redemption; and if any part or all of the Securities Collateral is of a type customarily sold in a recognized market or is of the type which is the subject of widely-distributed standard price quotations, the Agent or any holder of the Obligations may buy at a private sale and may make payment therefor by any means including, without limitation, cancellation of indebtedness secured thereby and payment of any surplus to the Pledgor or such other party as may be required by applicable law.

(b)  The Pledgor recognizes that the Agent may be unable to effect a public sale of the Pledged Securities by reason of certain prohibitions contained in the Securities Act, federal banking laws or other applicable laws, regulations, or agreements to which such Pledged Securities may be subject and, therefore, may be compelled to resort to one or more private sales thereof to a restricted group of purchasers. The Pledgor agrees that any such private sales, which may be at prices and other terms less favorable to the seller than if sold at public sales, shall be deemed to have been made in a "commercially reasonable" manner within the meaning of the NH UCC, provided that the notice specified in Section 6.02(a) shall have been given to the Pledgor. The Agent shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit the issuer of such Pledged Securities to register same for public sale under the Securities Act, or such other federal banking or applicable laws, even if the issuer agrees to do so. Subject to the foregoing, the Agent agrees that any sale of the Securities Collateral shall be made in a commercially reasonable manner.

(c)  The Pledgor agrees to do or cause to be done all acts and things as may be reasonably necessary to cause the sale(s) of all or any portion of the Securities Collateral pursuant to this Article 6 to be valid and binding and to comply with any and all applicable laws, including, without limitation, the Securities Act, the Exchange Act, SEC and other regulations, orders, writs, injunctions or decrees of any and all courts, arbitrators or governmental agencies or similar regulatory bodies having jurisdiction over any such sale or sales, all at the Pledgor's sole cost and expense. In furtherance and not in limitation of the foregoing, at the request of the Agent, the Pledgor shall use best efforts to cause any issuer of Securities Collateral contemplated to be sold:

(i)  to execute and deliver, and cause its directors and officers to execute and deliver, all instruments and documents, and to do or cause to be done all such other acts and things, as may be (in the opinion of legal counsel to the Agent) necessary or advisable to facilitate the registration of all or a portion of the Pledges Securities under the provisions of the Securities Act, and to cause the registration statement relating thereto to become and remain effective for a period of 9 months;

(ii)  to execute and deliver, and to cause its directors and officers to execute and deliver, all instruments and documents, and to do or cause to be done all other acts and things as may be necessary or advisable (in the opinion of legal counsel to the Agent) to cause such Pledged Securities to be exempt from the registration requirements of the Securities Act; and

(iii)  to comply with the provisions of the securities or "Blue Sky" laws of any jurisdiction which the Agent shall reasonably designate and, if required, to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will allow Persons to take advantage of the provisions of Section 11(a) of the Securities Act.

6.03  Appointment as Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Agent as the Pledgor's attorney-in-fact with full power of substitution, to take, following the occurrence and during the continuance of an Event of Default, any and all of the actions specified in this Article 6 and elsewhere in this Agreement with full authority in the name of the Pledgor and at the Pledgor's sole cost and expense. This power of attorney is coupled with an interest and shall be irrevocable for so long as this Agreement shall remain in effect.

6.04  Injunctive Relief. The Pledgor acknowledges that a breach of any of the covenants contained in this Article 6 will cause irreparable injury to the Agent and the Lenders, and that the Agent and the Lenders have no adequate remedy at law in respect of such breach. As a consequence, the Pledgor agrees that each and every covenant contained in this Article 6 shall be specifically enforceable against the Pledgor, and the Pledgor hereby (i) agrees not to assert in defense of any action for specific performance that the Agent has not suffered irreparable harm or that the Agent has an adequate remedy at law, and (ii) waives any defense based upon the grounds set forth in clause (i) of this Section 6.04.

Article 7.  Remedies Cumulative. Each right, power and remedy of the Agent or any holder of the obligations provided for in this Agreement, the other Lender Agreements, or now or hereafter existing at law or in equity, or otherwise, shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Agent or any holder of such obligations of one or more of such rights, powers or remedies shall not preclude the simultaneous or subsequent exercise by such Person of all such other rights, powers or remedies, and no failure or delay on the part of any such Person to exercise any such right, power or remedy shall operate as a waiver thereof.

Article 8.  Marshalling. The Agent may exercise its rights with respect to the Securities Collateral without resorting or regard to other collateral or sources of reimbursement. The Agent shall not be required to marshal any present or future collateral security for, or other assurances of payment of, the Obligations or the Obligations, or any of them, or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it may lawfully do so, the Pledgor hereby (a) agrees that it will not invoke any law relating to the marshaling of collateral that might cause delay in or impede the enforcement of the Agent's rights with respect to the Obligations, the Obligations or any of the Collateral and (b) irrevocably waives the benefits of all such laws.

Article 9.  Application of Moneys by the Agent. All moneys collected upon any sale of the Securities Collateral hereunder, together with all other moneys received by the Agent hereunder, shall be applied as follows (i) first, to the payment of all reasonable costs and expenses incurred by the Agent in connection with such sale, the delivery of the Securities Collateral or the collection of any such moneys (including, without limitation, reasonable attorneys' fees and all other expenses reasonably incurred); (ii) second, to satisfy the Obligations in such manner as the Agent shall determine in its sole discretion consistent with the Credit Agreement; and (iii) third, to the extent of any surplus Proceeds, to the Pledgor or to such other Person(s) as may be legally entitled to same.

Article 10.  Pledgor's Obligations Absolute. The obligations of the Pledgor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by any circumstance or occurrence whatsoever, including, without limitation: (a) any renewal, extension, amendment or modification of or addition or supplement to or deletion from the Credit Agreement or other Lender Agreements, or any assignment or transfer of the Credit Agreement or other Lender Agreements; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of the Credit Agreement or other Lender Agreements; (c) any furnishing of any additional collateral security to the Agent or its assignee or any acceptance thereof or any release of any collateral security by the Agent or its assignee; (d) any limitation on any party's liability or obligations under the Credit Agreement or other Lender Agreements, or any invalidity or unenforceablity, in whole or in part, of the same; or (e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Pledgor or any other Person, or any action taken with respect to this Agreement by any trustee or receiver or by any court, in any such proceeding; whether or not the Pledgor shall have notice or knowledge of any of the foregoing. The Pledgor expressly consents to any and all of the foregoing and, to the maximum extent permitted by law, waives any rights or defenses relating to the enforcement of this Agreement that the Pledgor may have in connection therewith. Except for notices specifically provided for herein or in the Credit Agreement, the Pledgor hereby expressly waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description.

Article 11.  Exoneration of Agent. Under no circumstances shall the Agent be deemed to assume any responsibility for or obligation or duty with respect to any part or all of the Securities Collateral of any nature or kind, or any matter or proceedings arising out of or relating thereto, other than (i) to exercise reasonable care in the physical custody of the Securities Collateral and (ii) during the existence of an Event of Default, to act in a commercially reasonable manner. The Agent shall not be required to take any action of any kind to collect, preserve or protect its or the Pledgor's rights in the Securities Collateral or against any other Person. The Agent's prior recourse to any part or all of the Securities Collateral shall not constitute a condition of any demand, suit or proceeding for payment or collection of the Obligations.

Article 12.  Termination. The obligations of the Pledgor hereunder shall terminate when the commitment of the Lenders to extend credit under the Credit Agreement shall have terminated and all of the Obligations have been indefeasibly paid in full in cash and discharged; provided, however, that:

(a)  if a claim is made upon the Agent or any of the Lenders at any time for repayment or recovery of any amounts or any property received by the Agent or such Lender from any source on account of any of the Obligations and the Agent or such Lender repays or returns any amounts or property so received (including interest thereon to the extent required to be paid by the Agent or such Lender) or

(b)  if the Agent or any of the Lenders becomes liable for any part of such claim by reason of (i) any judgment or order of any court or administrative authority having competent jurisdiction, or (ii) any settlement or compromise of any such claim, then the Pledgor shall remain obligated under this Agreement with respect to the amounts so repaid or property so returned and the amounts for which the Agent or such Lender becomes liable (such amounts being deemed part of the Obligations), and the pledges and security interests granted herein shall apply with full force and effect to such Obligations, to the same extent as if such amounts or property had never been received by the Agent or such Lender, notwithstanding any termination hereof or the cancellation of any instrument or agreement evidencing any of the Obligations or Obligations.

Article 13.  Overdue Amounts. Until paid, all amounts due and payable by the Pledgor hereunder shall constitute a Obligation and shall be secured by the Securities Collateral. Such amounts shall bear interest at the rate per annum provided in the Credit Agreement to be paid on Prime Rate Loans during the existence of an Event of Default.

Article 14.  Miscellaneous.

14.01  Successors and Assigns. This Agreement be binding upon the Pledgor, the Agent and the Lenders and their respective successors and permitted assigns, and shall inure to the benefit of the Agent and the Lenders and their respective successors, transferees and assigns, as permitted by Section IX of the Credit Agreement. The Pledgor may not assign any of its obligations hereunder.

14.02  Survival. All representations, warranties, covenants and agreements contained in this Agreement shall survive the execution and delivery of the Lender Agreements and shall continue for so long as this Agreement shall remain in effect.

14.03  Severability. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, that holding shall not invalidate or render unenforceable any other provision hereof.

14.04  Amendments; Waiver, Etc. No provision of this Agreement, or any right of the Agent in respect of the Obligations, can be changed, waived, modified, discharged or terminated except by an instrument in writing signed by the Agent and the Pledgor expressly referring to the provision of this Agreement or the right to which such instrument relates; and no such waiver shall extend to, affect or impair any right with respect to any obligation which is not expressly dealt with therein. No course of dealing or delay or omission on the part of the Agent or the Lenders or any of them in exercising any right shall operate as a waiver of such right or any other right, or otherwise be prejudicial thereto. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion.

14.05  Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original of this Agreement and all of which, when taken together, shall constitute one and the same Agreement, notwithstanding the fact that such counterparts have not been executed by all parties hereto. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

14.06   Captions. Captions and headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of the provisions hereof.

14.07  Notices. All notices, certificates or other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when given in the manner prescribed in the Credit Agreement and delivered to a party at its address for notice set forth in the Credit Agreement or to such other address as a party shall furnish by notice to the other parties.

14.08  Governing Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by, and construed in accordance with, the laws of State of New Hampshire (without regard to principles relating to choice and conflicts of laws).

14.09  CONSENT TO JURISDICTION. THE PLEDGOR AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW HAMPSHIRE LOCATED IN HILLSBOROUGH COUNTY, OR IN THE UNITED STATES DISTRICT COURT SITTING IN CONCORD, NEW HAMPSHIRE, OR ANY APPELLATE COURT TO WHICH APPEALS MAY BE TAKEN FROM ANY OF THE FOREGOING COURTS, AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND TO SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE PLEDGOR BY MAIL AT THE ADDRESS ABOVE. THE PLEDGOR HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

14.10  WAIVER OF JURY TRIAL. EACH OF THE PLEDGOR, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH OF THE PLEDGOR, THE AGENT AND THE LENDERS HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN ACTUAL DAMAGES. THE PLEDGOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR THE LENDERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR THE LENDERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT EACH OF THE AGENT AND LENDERS HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BECAUSE OF, AMONG OTHER THINGS, THE PLEDGOR'S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as a contract under seal by their duly authorized officers or representatives, all as of the date first above written.

PLEDGOR: GREEN MOUNTAIN COFFEE ROASTERS, INC. By:__/s/ William G. Hogan____ Name: William G. Hogan Title: Vice President Hereunto Duly Authorized	AGENT: FLEET NATIONAL BANK By:__/s/ Kenneth R. Sheldon___________ Name: Kenneth R. Sheldon Title: Vice President Hereunto Duly Authorized

SCHEDULE 2

Name/Address of Issuer	Jurisdiction of Incorporation	Class of Securities	Total Number of Shares Issued and Outstanding*	Total Number of Shares Pledged
Keurig, Incorporated	DE	Common Stock	3,142,557	1,642,727
Keurig, Incorporated	DE	Series A Convertible Preferred Stock	60,342	42,323
Keurig, Incorporated	DE	Series B Convertible Preferred Stock	525,792	115,546
Keurig, Incorporated	DE	Series C Convertible Preferred Stock	1,550,000	470,708

* True to the best of the Pledgor's knowledge as of February 4, 2002 and the Pledgor makes no representation or warranty that such information regarding the number of issued and outstanding shares of Keurig, Incorporated is true and correct.

SCHEDULE 5.2

1. Shareholders Rights Agreement dated April 4, 2002 by and among Keurig, Incorporated, MD Co., and Green Mountain Coffee Roasters, Inc. ("GMCR")

2. Voting Agreement, dated as of February 4, 2002 by and among Keurig, Incorporated, a Delaware corporation), the holders of Series B Convertible Redeemable Preferred Stock, $.01 par value of Keurig, Incorporated, and the holders of Series C Convertible Redeemable Preferred Stock, $.01 par value, of Keurig,